PROSPECT STREET HIGH INCOME PORTFOLIO INC.
                                 60 State Street
                                   Suite 3750
                                Boston, MA 02109

                                                              February 6, 1998

                              AN IMPORTANT REMINDER

Dear Shareholder:

         You have previously received proxy material in connection with the upcoming Annual Meeting of Shareholders of Prospect Street High Income Portfolio Inc. to be held on March 11, 1998. Your Board of Directors has carefully considered the proposals on the ballot for this meeting, and believes it is in the best interest of the Fund and our shareholders to approve all proposals.

         It is critical that Proposals 2,3 and 4 be approved now:

         Proposals 2 and 3

         - The Fund's existing preferred stock is subject to mandatory retirement in 1998.
         - The approval sought is to replace the retiring preferred stock and provide additional leverage to maintain the current leverage ratio.
         - In order to provide the opportunity to maintain the Fund's current earnings and dividend capacity for the Common Stockholders we will need to replace the leverage which is expiring.

         Proposal 4

         - The approval of Proposal 4 will allow the Board of Directors to modify the restriction on illiquid securities to enable the Fund to purchase Rule 144A securities which now dominate the high yield securities market.
         - The Board of Directors intends to replace the current fundamental restriction with a non-fundamental restriction providing that the Fund will not invest more than 30% of its total assets in securities which are not readily marketable. Investment in Rule 144A securities is essential to Fund operations.

                  Your Board of Directors recommends a vote in favor of all proposals.

         According to our latest records, your proxy for this meeting has not been received. Regardless of the number of shares you may own, it is important that they be represented at this meeting. Your vote is very important and we need your support.

         Please sign, date and mail the enclosed proxy card promptly. We appreciate your time and support.


                                   Sincerely,



                                   Richard E. Omohundro, Jr., CFA
                                   President


                     IF YOU HAVE RECENTLY MAILED YOUR PROXY,
              PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.